EXHIBIT 2
                                                             Conformed Copy




                                STOCK OPTION AGREEMENT


                    STOCK OPTION AGREEMENT, dated as of August 3, 1995 (this "Agreement"), between Business Journal Associates Limited Partnership, a Delaware limited partnership ("Stockholder"), The Oklahoma Publishing Company, a Delaware corporation ("OPUBCO"), and Advance Publications, Inc., a New York corporation ("Purchaser").

                    WHEREAS, Stockholder, American City Business Journals, Inc., a Delaware corporation (the "Company"), Purchaser and Advance Acquisition Sub. Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub") are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that Purchaser, on the terms and subject to the conditions thereof, will acquire the Company by means of a merger (the "Merger") in which Merger Sub will be merged with and into the Company;

                    WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Purchaser and Merger Sub have requested that Stockholder grant to Purchaser an option to purchase 3,885,105 shares of Common Stock, par value $.01 per share ("Shares"), of the Company (the "Stockholder Shares") and that OPUBCO deliver to Purchaser the consents, waivers and releases specified herein, in each case, upon the terms and subject to the conditions hereof;

                    WHEREAS, Stockholder has granted OPUBCO certain rights, title and interests in, including a pledge of, the Stockholder Shares pursuant to the Pledge Agreement, dated October 31, 1992 (the "Pledge Agreement"), by and between Stockholder and OPUBCO;

                    WHEREAS, in order to induce Purchaser and Merger Sub to enter into the Merger Agreement Stockholder is willing to grant Purchaser an option on the Stockholder Shares; and

                    WHEREAS, in order to induce Purchaser to enter into the Merger Agreement and this Agreement, OPUBCO is willing to deliver to Purchaser the consents, waivers and releases specified herein.

                    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

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                    1.  The Option; Exercise; Adjustments; Note Payment.
          (a) Subject to the terms and conditions hereof, Stockholder here-by grants to Purchaser an irrevocable option (the "Option") to purchase the Stockholder Shares at a purchase price of $28.00 per Share (the "Purchase Price"). Subject to the terms and conditions hereof, the Option may be exercised by Purchaser at any time after the date hereof and prior to the termination of the Option in accordance with the terms of this Agreement.

                    (b) In the event Purchaser wishes to exercise the Option, Purchaser shall send a written notice to Stockholder and OPUBCO (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below), not later than 20 business days and not earlier than the next business day following the date such notice is given) for the closing of such purchase. In the event of any change in the number of issued and outstanding Shares by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Stockholder Shares subject to this Agreement and this Option and the Purchase Price shall be appropriately adjusted. For purposes of this Agreement, Stockholder Shares shall include any distributions of securities, cash, property or other assets or rights in respect of such Stockholder Shares distributed or issued by the Company on or after the date of this Agreement.

                    (c) On or prior to the Closing, Stockholder shall pay OPUBCO the principal amount together with any accrued and unpaid interest owed to OPUBCO under the Promissory Note, dated October 31, 1992 (the "Note") executed by Stockholder in favor of OPUBCO in connection with the Pledge Agreement or shall otherwise obtain the consents, waivers and releases of OPUBCO specified in
          Section 4 hereof. If prior to the Closing, Stockholder has not satisfied its obligation pursuant to the first sentence of this
          Section 1(c), Purchaser, at its option, may pay OPUBCO that portion of the aggregate Purchase Price for the Stockholder Shares pursuant to this Agreement necessary to satisfy such obligation and the condition to OPUBCO's obligations set forth in
          Section 3. Any payments made by Purchaser to OPUBCO pursuant to this Section 1(c) shall be credited against the aggregate Purchase Price payable to Stockholder for the Stockholder Shares pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have no obligation to make any payments to OPUBCO.
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                    2.  Conditions to Exercise of Option and
          Delivery of Stockholder Shares. The obligation of Stockholder to deliver the Stockholder Shares upon exercise of the Option is subject only to the conditions that:

                    (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the exercise of the Option and/or the delivery of the Shares shall be in effect;

                    (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated; and

                    (c) One or more of the following events shall have occurred on or after the date hereof: (1) any person, firm, corporation, partnership, association or other entity or group, other than the Purchaser (or an affiliate of the Purchaser) (such person, firm, corporation, partnership, association or other entity or group being referred to hereinafter, singularly or collectively, as a "Person") shall have become the beneficial owner of 20% or more of the shares of Common Stock outstanding at the time of such acquisition or commenced a tender or exchange offer for 20% or more of the outstanding shares of Common Stock;
          (2) the Company or Stockholder shall have entered into an agreement, including without limitation an agreement in prin-ciple, providing for or relating to a merger or other business combination involving the Company or a subsidiary of the Company or the acquisition of Common Stock or a material portion of the assets, business or operations of the Company or any subsidiary, other than the acquisition contemplated by the Merger Agreement and this Agreement; or (3) there is a public announcement or other public disclosure with respect to an ongoing or continuing plan or intention by the Company or any Person to propose or effect any of the foregoing transactions. For purposes of this Agreement, the terms "group" and "beneficial owner" shall have the meanings assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act").

                    Purchaser's right to exercise the Option is subject only to the conditions set forth in clauses (a) and (c) above.

                    3. Conditions to Delivery of the Consents, Waivers and Releases. The obligation of OPUBCO to deliver the consents, waivers and releases specified in Section 4 shall be subject only to the condition that Stockholder (or
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          Purchaser on its behalf) shall have satisfied its obligation pursuant to Section 1(c).

                    4. The Closing. The closing (the "Closing") hereunder shall take place on the date specified by Purchaser in its Stock Exercise Notice delivered pursuant to Section 1(b) at 9:00 A.M., local time, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date (a) Stockholder will deliver to Purchaser a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Stockholder Shares, free and clear of all Liens (as defined below), in the denominations designated by Purchaser in its Stock Exercise Notice, (b) OPUBCO shall deliver (i) to Purchaser, an unconditional and irrevocable consent, waiver and release, effectively consenting to the transfer of the Stockholder Shares to Purchaser and waiving and releasing all of OPUBCO's rights, title and interests in the Stockholder Shares pursuant to the Pledge Agreement or otherwise, and (ii) to Stockholder, the Note marked "Cancelled, Satisfied in Full," against payment of the amount required to be paid to OPUBCO pursuant to the first sentence of Section 1(c), if full payment is made, or appropriate documentation of any partial payment of the Note. Any payment made by Purchaser to the Stockholder or OPUBCO pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by Stockholder or OPUBCO, as the case may be. In this Agreement, "Lien" shall mean any lien, claim, charge, encumbrance, pledge, security interest or restriction of any nature whatsoever.

                    5. Representations and Warranties of Stockholder. Stockholder represents and warrants to Purchaser that:

                    (a) Organization. Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

                    (b) Authority. Subject to the HSR Act, Stockholder has the requisite power and authority and has taken all action necessary under the Stockholder's Limited Partnership Agreement and Certificate of Limited Partnership of Stockholder and applicable law to authorize, execute and deliver this Agreement, to perform its obligations pursuant to this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.
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                    (c)  Brokers and Finders.  Neither Stockholder nor any
          of its general or limited partners, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein, except that Stockholder has employed Lazard Freres & Co. LLC as its financial advisors.

                    (d) Stockholder Shares. As of the date of this Agreement, Stockholder is the record holder of, and has good and valid title to, the Stockholder Shares, free and clear of all Liens other than Liens held by OPUBCO pursuant to the Pledge Agreement. At the Closing, Stockholder shall deliver to Purchaser good and valid title to the Stockholder Shares to Purchaser, free and clear of all Liens. There are no options or rights to acquire or other contracts (including proxies, voting trusts or voting agreements) relating to the Stockholder Shares to which Stockholder is a party other than the Pledge Agreement.


                    6. Representations and Warranties of OPUBCO. OPUBCO represents and warrants to Purchaser that:

                    (a) Organization. OPUBCO is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                    (b) Authority. OPUBCO has the requisite corporate power and authority and has taken all corporate action to authorize, execute and deliver this Agreement, to perform its obligations pursuant to this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of OPUBCO enforceable against OPUBCO in accordance with its terms.

                    (c) Stockholder Shares. OPUBCO has not sold, transferred, assigned or otherwise disposed of any portion of its rights, title and interests in the Stockholder Shares and will not sell, transfer, assign or otherwise dispose of any such rights, title and interests or grant any proxies with respect to any Stockholder Shares, deposit any such Shares into a voting trust or enter into any voting agreement with respect to any such Shares (except as set forth herein) during the term of this Agreement. Upon delivery of the consents, waivers and releases to be delivered by OPUBCO to Purchaser pursuant to Section 3, OPUBCO will have no rights, title or interests in the Stockholder Shares.

                    (d) Promissory Note. Payment to OPUBCO of the amount set forth in the first sentence of Section 1(c) shall
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          satisfy and discharge in full all of Stockholder's obligations pursuant to the Pledge Agreement and the Promissory Note relating to the Stockholder Shares.

                    7. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company that the execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and this Agreement has been duly executed and delivered by a duly authorized officer of Purchaser and will constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

                    8.  HSR Act Filings; Governmental Consents.
          Stockholder and/or OPUBCO, as applicable, will effect as promptly as practicable after the date hereof all necessary filings by Stockholder and/or OPUBCO under the HSR Act. Each of the parties hereto will use its reasonable efforts to obtain the consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated hereby.

                    9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

                    10. Covenants. From and after the date of this Agreement, Stockholder agrees not to (i) sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or enter into any contract with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of any Stockholder Shares;
          (ii) grant any proxies with respect to any Stockholder Shares, deposit any such Shares into a voting trust or enter into a voting agreement with respect to any of such Shares; or (iii) take any action which would make any representation or warranty of Stockholder herein untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement.

                    11.  Voting Agreements; Proxy.

                    (a) For so long as this Agreement is in effect, in any meeting of stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, Stockholder and/or OPUBCO, if applicable, shall vote all of the Stockholder Shares (i) in favor of the Merger Agreement and the Merger contemplated thereby, (ii) against any transaction involving the sale of all or a material portion of the Company's assets, a merger or other
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          form of business consolidation involving the Company or any of its subsidiaries, the sale of 15% or more of the Common Stock or other equity securities of the Company (by means of a stock sale or other transaction) or any other transaction or series of transactions effecting a change in control of the Company, other than the Merger.

                    (b) Upon the written request of Purchaser, Stockholder and/or OPUBCO, if applicable, shall grant Purchaser an irrevocable proxy and irrevocably appoint Purchaser or its designees, with full power of substitution, its attorney and proxy to vote all Stockholder Shares with regard to any of the matters referred to in paragraph (a) above at any meeting of the stockholders of the Company however called, or in connection with any action by written consent by the stockholders of the Company. Stockholder acknowledges and agrees that such proxy, if and when given, will be coupled with an interest, will be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies will be given (and if given will not be effective).

                    12. Specific Performance. Each of Stockholder and OPUBCO acknowledges and agrees that if they fail to perform any of their respective obligations under this Agreement immediate and irreparable harm or injury would be caused to Purchaser for which money damages would not be an adequate remedy. In such event, each of Stockholder and OPUBCO agrees that Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each of Stockholder and OPUBCO hereby waives the claim or defense that Purchaser has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each of Stockholder and OPUBCO further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

                    13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, by overnight courier, by facsimile transmission, telexed or mailed by certified or registered mail, postage prepaid, return receipt requested, as follows (or at such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):
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                    If to the Purchaser or Merger Sub:

                    Advance Publications, Inc.
                    350 Madison Avenue
                    New York, New York 10017
                    Attention:  S.I. Newhouse, Jr.
                    Fax: (212) 692-4469

                    With a copy to:

                    Sabin, Bermant & Gould
                    350 Madison Avenue
                    New York, New York 10017
                    Attention:  Peter C. Gould
                    Fax: (212) 692-4469


                    And to:

                    Sullivan & Cromwell
                    125 Broad Street
                    New York, New York 10004
                    Attention:  James C. Morphy
                    Fax:  (212) 558-3588

                    If to the Company:

                    American City Business Journals, Inc.
                    128 S. Tryon Street
                    Suite 2300
                    Charlotte, NC 28202
                    Attention:  A. Ray Shaw
                    Fax:  (704) 371-3299

                    With a copy to:

                    Parker, Poe, Adams & Bernstein, L.L.P.
                    2500 Charlotte Plaza
                    Charlotte, NC 28244
                    Attention:  Fred C. Thompson, Jr., Esq.
                    Fax:  (704) 334-4706

                    If to BJALP:

                    Business Journal Associates Limited Partnership
                    128 S. Tryon Street
                    Suite 2300
                    Charlotte, NC  28202
                    Attention:  A. Ray Shaw
                    Fax:  (704) 371-3299
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                    14.  Parties in Interest.  This Agreement shall inure
          to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Stockholder or OPUBCO, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

                    15. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement, the BJALP Irrevocable Written Consent (as defined in the Merger Agreement) and the other documents referred to in the Merger Agreement, contains the entire agreement between Stockholder, OPUBCO and Purchaser with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

                    16. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Purchaser may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Merger Sub), but no such transfer shall relieve Purchaser of its obligations hereunder if such transferee does not perform such obligations.

                    17. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

                    18. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

                    19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                    20. Termination. The right to exercise the Option granted herein shall terminate at the earlier of (i) sixty (60) days after the termination of the Merger Agreement in accordance with the terms of Section 10.3 thereof; (ii) termination of the Merger Agreement in accordance with its terms other than pursuant to Section 10.3 thereof; and (iii) the Effective Time (as
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          defined in the Merger Agreement); provided that, if the Option cannot be exercised or the Shares cannot be delivered to Purchaser upon such exercise by reason of any applicable judgment, decree or order or because the condition set forth in Section 2(b) has not yet been satisfied, the expiration date of this Agreement shall be extended until thirty days after such impediment to exercise has been removed.

                    All representations and warranties contained in this Agreement shall survive delivery of and payment for the Stockholder Shares.

                    21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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                    IN WITNESS WHEREOF, Purchaser, Stockholder and OPUBCO
          have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                        BUSINESS JOURNAL ASSOCIATES
                                        LIMITED PARTNERSHIP

                                        BY: OPUBCO Enterprises, Inc.,
                                             its general partner



                                             By: /s/ Edward L. Gaylord
                                             Name: Edward L. Gaylord
                                             Title: Chairman



                                        ADVANCE PUBLICATIONS, INC.



                                        By:  /s/ S.I. Newhouse, Jr.
                                        Name: S.I. Newhouse, Jr.
                                        Title: Chairman



                                        THE OKLAHOMA PUBLISHING
                                        COMPANY



                                        By:  /s/ Edward L. Gaylord
                                        Name: Edward L. Gaylord
                                        Title: Chairman